UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2007

BASIN WATER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51991	20-4736881
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8731 Prestige Court Rancho Cucamonga, CA	91730
(Address of principal executive offices)	(Zip Code)

(909) 481-6800

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 9, 2007, Basin Water Resources, Inc. (“BWRI”), a Delaware corporation and wholly owned subsidiary of Basin Water, Inc. (the “Company”), and Indian Hills Water Conservation Corporation, West Riverside Canal Company, West Riverside 350 Inch Company, Henry Cox and John L. West (collectively, “Seller”) entered into a Stock and Asset Purchase Agreement (the “Stock and Asset Purchase Agreement”). Pursuant to the terms of the Stock and Asset Purchase Agreement, BWRI had the right to purchase from Seller (a) a canal located in San Bernardino and Riverside counties that is approximately eighteen miles in length, (b) rights to pump water from the San Bernardino Basin, and (c) other equipment and tangible and intangible personal property of the Seller (collectively, the “Assets”) for total consideration of $1,500,000 and a percentage of net income generated from future operations of the Assets.

Subsequent to that time, the Company and BWRI came into contact with representatives of Empire Water Corporation (“Empire”) and negotiated a transaction (the “Transaction”) with Empire with the following terms:

1) At the first closing (the “First Closing”), BWRI was obligated to assign and delegate all of its rights and obligations under the Stock and Asset Purchase Agreement to Empire and in return, Empire was obligated to (a) issue to BWRI 6,000,000 shares of Empire’s Common Stock (the “Shares”), (b) reimburse BWRI’s due diligence costs and a $100,000 deposit paid to Seller (in a total amount not to exceed $200,000), (c) purchase a standard 1,000 gallon per minute nitrate regenerable water treatment unit from the Company for $900,000, with $300,000 to be paid at the First Closing and (d) potentially enter into a water services agreement with the Company for the water treatment unit. The First Closing occurred on December 28, 2007, and BWRI received the Shares pursuant to the terms of the Transaction. In connection with the First Closing, Empire raised approximately $4,000,000 in private equity financing from unrelated parties at a price of $1.25 per share with 100% warrant coverage at an exercise price of $1.25 per share. After the First Closing, the BWRI owns approximately 32.3% of the outstanding Common Stock of Empire.

2) At the second closing (the “Second Closing”) which is expected to occur by June 30, 2008, if Empire raises a minimum of $10,000,000 in additional private equity financing at a price of at least $2.00 per share then, Empire will (a) issue to BWRI an additional 6,000,000 shares of its Common Stock and (b) pay to the Company the remaining $600,000 for the water treatment unit. If Empire fails to raise a minimum of $10,000,000 in the Second Closing then it is not obligated to deliver the additional 6,000,000 shares of its Common Stock to the Company.

After the Second Closing, assuming the issuance of $16,000,000 of Empire’s Common Stock in such closing, BWRI is expected to own approximately 36.8% of Empire’s outstanding Common Stock. Empire’s board of directors is expected to be comprised of three individuals, and an employee or officer of either BWRI or the Company may in the future serve as one of these directors.

The Shares were issued to BWRI pursuant to the Assignment and Amendment Agreement, dated as of December 21, 2007, among the Issuer, BWRI and Seller (the “Assignment Agreement”) and the Stock Purchase Agreement, dated as of December 21, 2007, between the Issuer and BWRI (the “Stock Purchase Agreement”) in the Transaction, as described above. In addition, pursuant to these agreements, the Issuer is obligated to issue to BWRI an additional 6,000,000 shares of Common Stock upon the Second Closing. The Shares are subject to a one-year lockup period, during which neither BWRI nor the Company may sell or otherwise dispose of the Shares.

The foregoing descriptions of the Assignment Agreement and Stock Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Assignment Agreement and the Stock Purchase Agreement, copies of which the Company intends to file with its annual report on Form 10-K for the year ended December 31, 2007.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

A copy of the press release announcing on December 28, 2007 the consummation of the Transaction is attached hereto as Exhibit 99.1.

The information set forth under this Item 7.01, “Regulation FD Disclosure” attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K, if any, will be filed by amendment within 71 calendar days after the date this Current Report on Form 8-K must be filed.

d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Basin Water, Inc. on December 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASIN WATER, INC.
(Registrant)

Date:	January 4, 2008	BY:	/s/ Thomas C. Tekulve
Thomas C. Tekulve
Chief Financial Officer, Treasurer and Assistant Secretary